EXHIBIT 99.1   Servicer's Annual Statement of Compliance

March 30, 2005

Wilmington Trust Company, as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention:  Corporate Trust Administration

JPMorgan Chase Bank, National Association, as Indenture Trustee
Institutional Trust Services
4 New York Plaza
New York, NY 10004


     Re: Whole Auto Loan Trust 2004-1 Servicer's Annual Statement as to Compliance for the period September 27, 2004 to December 31, 2004
          -----------------------------------------------------------------

Dear Addressees:

     Reference is made to the Sale and Servicing Agreement dated as of November 9, 2004 (the "Sale and Servicing Agreement") among Whole Auto Loan Trust 2004-1, as issuer, Bear Stearns Asset Backed Funding II Inc. as depositor and Bear Stearns Asset Receivables Corp., as servicer (the "Servicer"). The Servicer hereby certifies to Wilmington Trust Company, as owner trustee, and JPMorgan Chase Bank, National Association, as indenture trustee, that:

     1. the undersigned authorized officer of the Servicer has reviewed the activities and performance of the Servicer from the period beginning September 27, 2004 and ending December 31, 2004 which performance of same has been pursuant to the terms of the Sale and Servicing Agreement for the prior calendar year; and

     2. to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement from the period beginning September 27, 2004 and ending December 31, 2004.

Date:  March 30, 2005



                                      Bear Stearns Asset Receivables Corp., as
                                      Servicer

                                      By:  /s/ Brant Brooks
                                           ------------------------
                                      Name:   Brant Brooks
                                      Title:  Senior Vice President